SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

STRIKEFORCE TECHNOLOGIES, INC.

New Jersey	333-122113	22-3827597
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1090 King Georges Post Road, Suite 108, Edison, NJ		08837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(732) 661 9641

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement

Effective as of July 28, 2006, Strikeforce Technologies, Inc., a New Jersey corporation (the "Company"), entered into a Securities Purchase Agreement with the purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers (the “Private Placement”) an aggregate of $125,000 in units (the “Units”), each of which is comprised of a $25,000 Promissory Note, which bears interest at the rate of 12% per annum, and which matures in six months from the closing date, with the interest payable in advance on the closing date; and (b) 250,000 shares (the “Shares”) of the Company’s common stock, par value of $.0001 per share (the “Common Stock”). The Company is in the process of finalizing the documents to issue an additional unit of $25,000 pursuant to the private placement.

The Company has agreed to file a registration statement to register the Shares for sale by the Purchasers within six months following the closing.

In connection with receiving a consent to permit the Company to complete the Private Placement from the holders of certain existing convertible debentures of the Company with an aggregate principal balance of approximately $1.9 million, the Company and the holders agreed that the Fixed Price (as defined in the debentures) at which such debentures are convertible into shares of common stock of the Company would be reduced to $0.085. Such debentures are convertible into shares of common stock of the Company at the lower of (i) the Fixed Price and (ii) an amount equal to 80% of the lowest volume weighted average price of the Company’s common stock for the last five trading days immediately preceding the conversion date.

The description of agreements that are contained in this Form 8-K are qualified in their entirety to the text of the actual agreements that are filed as exhibits hereto.

Item 3.02: Unregistered Sales of Equity Securities

The description of the Private Placement set forth above is hereby incorporated herein by this reference.

The securities that are being issued pursuant to the Private Placement (including the Shares) are being issued in reliance upon an exemption from the registration requirements of the Securities act of 1933, as amended (the “Act”) under Section 4(2) of the Act.

Item 9.01: Financial Statement and Exhibits

(c) Exhibits

99.1 Securities Purchase Agreement

99.2 Form of Promissory Note

99.3 Investor Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKEFORCE TECHNOLOGIES, INC.
(Registrant)
Date: July 28, 2006	By:	/s/ Mark L. Kay
Mark L. Kay
Chief Executive Officer